EXHIBIT 10.3

INTERNATIONAL
DISTRIBUTOR AGREEMENT

This Distributor Agreement (the “Agreement”) is made and effective as of November 30, 2004 by and between Micro Linear Corporation, having its principal place of business at 2050 Concourse Drive, San Jose, CA  95131 (hereinafter referred to as “MANUFACTURER”) and Clavis, a division of Macnica, Inc. 1-6-3 Shin Yokohama, Kohoku-ku, Yokohama, 222-8561, Japan (hereinafter referred to as “DISTRIBUTOR”).

          In consideration of the mutual promises herein contained, the MANUFACTURER and DISTRIBUTOR agree as follows:

1.       APPOINTMENT

          A.          Subject to the terms stated herein, MANUFACTURER appoints DISTRIBUTOR, and DISTRIBUTOR hereby accepts such appointment, as an authorized MANUFACTURER’S distributor for the Products in the territory (as defined in Section 3A below).

          B.          The relationship of MANUFACTURER and DISTRIBUTOR established by this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other, or constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.  DISTRIBUTOR, its agents, and employees are not the representative of MANUFACTURER for any purpose except as expressly set forth in the Agreement.  They have no power or authority as agent, employee, or in any other capacity to represent, act for, bind, or otherwise create or assume any obligation on behalf of MANUFACTURER for any purpose whatsoever.  All financial obligations associated with DISTRIBUTOR’S business are the sole responsibility of DISTRIBUTOR.  All sales and other agreements between DISTRIBUTOR and its customers are DISTRIBUTOR’S exclusive responsibility and shall have no effect on DISTRIBUTOR’S obligations under this Agreement.  DISTRIBUTOR shall be solely responsible for, and shall indemnify and hold MANUFACTURER free and harmless from any and all claims, damages, or lawsuits arising solely out of the acts of DISTRIBUTOR, its employees, and its agents.

2.       DEFINITION OF “PRODUCTS”

          A.          The term “Products” shall mean all products offered for sale by MANUFACTURER as set forth and described in MANUFACTURER’S current published Distributor Price List.

          B.          Additional Products may be added to this agreement, including products specified in MANUFACTURER’S Published Price List but not approved for DISTRIBUTOR stocking, by mutual agreement between the parties.

3.       DEFINITION OF “TERRITORY”

          A.          The term “Territory” shall mean the geographic area known as Japan and in addition shall include subsidiaries of Japanese customers located in Singapore Taiwan, Hong Kong, China and South Korea in those instances where the design win was transacted with their respective Japanese parent companies.   Manufacturer and Distributor agree, however, that coverage of this geographic area shall be non-exclusive and that Manufacturer and Distributor shall agree in a separate writing on the customers to be serviced by Distributor  under the terms of this Agreement.

4.       TERM

           The term of this Agreement shall commence upon the Effective Date set forth for the initial period of one year and shall be automatically renewed unless terminated by either party giving at least thirty (30) days written notice per Section 28 (Twenty-Eight) of this agreement.

5.       DISTRIBUTOR ACTIVITIES

          A.          DISTRIBUTOR agrees to actively and diligently solicit the trade in the territory, and in general make all reasonable efforts to sell MANUFACTURERS Products.

          B.           During the term of this Agreement, DISTRIBUTOR shall have the right within the Territory to indicate to the public that it is an authorized DISTRIBUTOR of the Products and to advertise such items under the trademarks, service marks, and trade names that MANUFACTURER may adopt from time to time (“MANUFACTURER’S Trademarks”).  DISTRIBUTOR shall not alter or remove any MANUFACTURER’S Trademarks applied to the Products.  Nothing herein shall grant to DISTRIBUTOR any right, title or interest in MANUFACTURER’S Trademarks.  All uses of MANUFACTURER’S Trademarks by DISTRIBUTOR shall inure to the benefit of MANUFACTURER.  At no time during the term of this Agreement shall DISTRIBUTOR challenge or assist others in challenging MANUFACTURER’S Trademarks or the registration thereof nor attempt to register any trademarks, service marks or trade names confusingly similar to those of MANUFACTURER.

          C.          Upon termination of this Agreement, DISTRIBUTOR shall forthwith cease any further use of any trademark, service mark, or trade name for which consent to use had been granted by MANUFACTURER.

          D.          DISTRIBUTOR agrees to examine, or cause to be examined, all Products shipped by MANUFACTURER promptly upon receipt thereof, and to immediately file or cause to be filed a claim with the carrier upon delivery for any damage to or shortage in the Products, and to notify MANUFACTURER within ten (10) days after receipt of the Products of any such claim pertaining thereto.

          E.          DISTRIBUTOR agrees to comply with all applicable laws and regulations currently existing in the territory relating to the Products.

          F.          DISTRIBUTOR will pass on to its customers MANUFACTURER’S warranty with respect to all products purchased by customers.  DISTRIBUTOR will not pass on to its customers any warranty that exceeds the scope of MANUFACTURER’S written warranty.  DISTRIBUTOR shall indemnify and hold MANUFACTURER harmless from and against any and all claims and liabilities, costs, and expenses (including the reasonable fees of attorneys and other professionals) incurred by, or threatened against, MANUFACTURER in connection with any representation by DISTRIBUTOR or DISTRIBUTOR’S personnel or agents inconsistent with or broader than the warranties and disclaimers set forth in this Agreement.

          G.          DISTRIBUTOR shall use its reasonable best efforts, consistent with prudent business practice, to maintain a representative inventory of Products in reasonable sufficient quantities to provide reasonably adequate and timely delivery to DISTRIBUTOR’S customers.

          H.          DISTRIBUTOR and its employees shall participate, when and to the extent appropriate, in such training programs as may be offered by Supplier, to the extent that such participation does not materially detract from the conduct of DISTRIBUTORS business.

          I.          DISTRIBUTOR, at its election, may translate MANUFACTURER promotional materials into local languages.  DISTRIBUTOR will promptly provide MANUFACTURER with a soft and hard copy of all translated materials and revisions thereto for MANUFACTURER’S approval, which approval shall not be unreasonably withheld or delayed.  DISTRIBUTOR may publish or distribute such translated materials only after MANUFACTURER has approved their use in writing.  The copyright on all such translations shall be owned by MANUFACTURER by virtue of the “work for hire” doctrine or shall be transferred to MANUFACTURER.

6.       MANUFACTURER OBLIGATIONS

          A.          MANUFACTURER shall maintain a policy of engaging in Product merchandising and advertising on a worldwide basis to provide a continuing demand for MANUFACTURER Products.  MANUFACTURER will, at its sole discretion, include DISTRIBUTORS name in such advertising from time to time, with prior approval.

          B.          MANUFACTURER shall furnish DISTRIBUTOR with price lists, sales literature, books, catalogues, product briefs, advanced product information, data sheets, and the like, as MANUFACTURER may prepare for national distribution at no cost to DISTRIBUTOR. MANUFACTURER shall also provide DISTRIBUTOR with such technical and sales support as may be necessary to assist DISTRIBUTOR in effectively carrying out its activities under this Agreement.

          C.          MANUFACTURER agrees that its facilities will be regularly and actively employed to the mutual benefit of MANUFACTURER and DISTRIBUTOR and to assist DISTRIBUTOR in whatever manner is deemed proper by MANUFACTURER for the sale of Products.

          D.          MANUFACTURER shall ship, mark and pack all Military Products in accordance with the relevant specifications.

          E.          MANUFACTURER shall refer to DISTRIBUTOR: customers and potential customers for quantities of the Products customarily handled by distributors.

          F.          MANUFACTURER shall establish and maintain such quality control procedures, electrostatic discharge sensitivity procedures, testing of Products and other customary programs as are necessary to ensure that the Products, as manufactured and sold to DISTRIBUTOR, are of the highest quality and reliability.

7.       MANUFACTURER - DISTRIBUTOR LIABILITY

          A.          Neither MANUFACTURER nor DISTRIBUTOR shall be liable for failure to perform any obligation under this Agreement if such failure is caused by circumstances not directly under the party’s control, including failures resulting from force majeure, acts of God, acts of public authorities, war and war measures, strikes, fires, or failures or delays of suppliers or carriers.

          B.          MANUFACTURER’S TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR THE SALE OF ANY PRODUCT SHALL NOT EXCEED THE DISTRIBUTOR PRICE FOR THE PRODUCT GIVING RISE TO THE LIABILITY.  IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE.  IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES OR LOST PROFITS, HOWEVER CAUSED, WHETHER PURSUANT TO A THEORY IN BREACH OF CONTRACT, NEGLIGENCE, OR OTHERWISE, AND WHETHER OR NOT MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE POTENTIAL LIABILITY OF MANUFACTURER ARISING OUT OF THIS AGREEMENT AND DISTRIBUTION OF PRODUCTS.

8.       COMPLIANCE WITH LAWS

          A.          DISTRIBUTOR will comply with all laws and governmental regulations, which prohibit export or diversion of MANUFACTURERS products to certain countries, and not knowingly assist or participate in any such diversion or other violation of applicable U.S. laws and regulations.

          B.          DISTRIBUTOR understands and acknowledges that MANUFACTURER is subject to regulation by agencies of the U.S. Government, including the U.S. Department of Commerce, which prohibits export or diversion of certain products and technology to certain countries.  Any and all obligations of MANUFACTURER to provide products or documentation or any media in which any of the foregoing is contained, as well as any technical assistance, shall be subject in all respects to MANUFACTURER’S compliance with such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.

          C.          Without limiting the foregoing, DISTRIBUTOR certifies that unless prior written authorization is obtained from the United States Bureau of Export Administration or the Export Administration Regulations explicitly permit the re-export without such written authorization, it will not export, re-export, or transship, directly or indirectly, the Products to country groups D-1 or E-2 (as defined in the Export Administration Regulations), which currently consist of Albania, Armenia, Azerbaijan, Belarus, Bulgaria, Cambodia, China (PRC), Cuba, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Laos, Latvia, Libya, Lithuania, Moldova, Mongolia, North Korea, Romania, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam, or to Iran, Iraq or Syria or to any other country as to which the U.S. Government has placed an embargo against the shipment of products, software or technology which is in effect during the term of this Agreement.  This Section 8.C. shall survive any termination of this Agreement.

          D.          DISTRIBUTOR shall at all times during the term of the Agreement have in effect all licenses, permits, and authorizations from all governmental agencies necessary to the performance of its obligations hereunder, and shall comply with all applicable laws, rules, and regulations affecting its activities hereunder.

9.       TERMS OF PAYMENT

          A.          MANUFACTURER will invoice DISTRIBUTOR upon shipment of each order. Payment for all products shipped and invoiced by MANUFACTURER are due by the 20th of the month following the month of shipment.

          B.          All payments shall be made in the currency set forth in MANUFACTURER’S Distributor Price List.  DISTRIBUTOR represents and warrants that no currency control laws applicable in the Territory prevent the payment to MANUFACTURER of any sums due under this Agreement.   In the event that any such laws come into effect and the local government of the Territory does not permit that payment be made in the currency described above, DISTRIBUTOR will notify MANUFACTURER immediately, and if so instructed by MANUFACTURER, deposit all monies due MANUFACTURER to the account of MANUFACTURER in a local bank of MANUFACTURER’S choice in the Territory.

10.     APPLICATION OF CREDITS

          A.          MANUFACTURER reserves the right to apply any outstanding credits due to DISTRIBUTOR as a set-off against any debit due from DISTRIBUTOR to MANUFACTURER.

          B.          In the event DISTRIBUTOR is entitled to a credit from MANUFACTURER hereunder, and the amount of such credit exceeds DISTRIBUTOR’S obligation to MANUFACTURER at the time, MANUFACTURER shall forthwith pay the amount of such excess to DISTRIBUTOR.

11.     REPORTS

          A.          Inventory Reports -

                        The DISTRIBUTOR will submit a monthly inventory report covering all of MANUFACTURERS products on hand in each stocking location.  This is to be supplied along with the Point of Sales (“POS”) report described in paragraph 11B.

          B.          POS Reports -

                        DISTRIBUTOR agrees to submit monthly reports to MANUFACTURER showing total sales of MANUFACTURER Products by complete part number, quantity sold, unit price, price extension, and customer identification and location.  Each monthly report shall be submitted by the fifteenth (15th) of the month immediately following the close of the preceding business month.

12.     PRICES

          A.          The prices to be paid by DISTRIBUTOR for Products purchased for resale shall be those prices set forth in MANUFACTURER’S established Distributor Price List in effect at the time of shipment from the Factory.  For special prices negotiated with the MANUFACTURER, all sales are final.

          B.          Prices quoted in MANUFACTURER’S Distributor Price List do not include Federal, State, Local, Sales, Use, Value Added (VAT), Excise, Customs, Import or similar taxes or duties imposed by any governmental agency that has jurisdiction over the import, export, or purchase over the Products.  DISTRIBUTOR shall be liable for and shall pay all applicable taxes, duties, license fees or other charges incident to the sale of Products when MANUFACTURER has the legal obligation to collect such taxes.  The appropriate amount shall be added to MANUFACTURER’S invoice and paid by DISTRIBUTOR unless DISTRIBUTOR provides MANUFACTURER with a valid tax exemption certificate authorized by the appropriate taxing authority.  In the event that DISTRIBUTOR is required by law to make deductions or withholdings from payments to MANUFACTURER, then DISTRIBUTOR shall pay such additional amounts to MANUFACTURER as may be necessary to assure that the actual amount received by MANUFACTURER after deduction or withholding (and after payment of any additional taxes due as a consequence of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required.

          C.          All prices shall be subject to change or withdrawal at the discretion of MANUFACTURER with sixty (60) day advance notice, subject to the provisions of Section 14.  Notice of any changes in prices shall be given DISTRIBUTOR by furnishing new Distributor Price Lists or written advises.

          D.          MANUFACTURER represents and warrants that the prices and discounts, if any, extended to DISTRIBUTOR in connection with the Products comply with all applicable laws and are not, and will not be, less favorable than those extended to other purchasers of similar quantities of Products from MANUFACTURER, or other distributors.

13.     F.O.B.

          A.          All prices are F.O.B. MANUFACTURER’S domestic shipping facility.

          B.          The mode of shipment from MANUFACTURER to the DISTRIBUTOR will be as directed by the DISTRIBUTOR.  MANUFACTURER will ship via the best way consistent with the delivery schedule and MANUFACTURER’S requirement for traceability.

14.     PRICE CHANGES AFFECT ONLY STANDARD PRODUCT SOLD AT STANDARD DISTRIBUTOR COST

          A.          Price Increases -

          Prior to the effective date of a price increase, DISTRIBUTOR may order Products for delivery within the term of this Agreement.  All Products shipped under orders submitted by DISTRIBUTOR prior to the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.

          B.          Price Decreases -

          In the event MANUFACTURER decreases the price of any Product, DISTRIBUTOR shall be entitled to a credit equal to the difference between the price paid for the Product by DISTRIBUTOR, less any prior credits granted by MANUFACTURER on such Products, and the new decreased price for the Product, multiplied by the quantity of such Product in DISTRIBUTOR’S inventory on the effective date of the decrease.  Similar price adjustment, if appropriate, will also be made on all Products in transit to DISTRIBUTOR on the effective date of the price decrease and, for sixty (60) days after such effective date, on all Products returned to DISTRIBUTOR.  DISTRIBUTOR shall submit to MANUFACTURER, within sixty (60) business days following the effective date of such price decrease or the date DISTRIBUTOR actually receives notice thereof, whichever occurs later, a report of the Products subject to the price decrease.  All Products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.

15.     ORDERS

          A.          Orders for Products placed by DISTRIBUTOR shall be accepted subject to those terms set forth in this Agreement.  Any terms and conditions presented on orders placed by DISTRIBUTOR, which are in conflict with this Agreement, shall be inapplicable to the sale without the express written approval of MANUFACTURER.

          B.          Orders shall describe the Products ordered, the quantities, shall request delivery dates, shall set forth prices and shall provide shipping instructions.  MANUFACTURER will acknowledge each such order in writing at the earliest possible date, but in any event within ten (10) business days following receipt.  In such acceptance, MANUFACTURER will confirm the requested shipment date or specify an acknowledged shipment date.  If the acknowledged shipment date is more than thirty (30) days later than DISTRIBUTOR’S requested shipment date, DISTRIBUTOR, at its election, may cancel the order without penalty.

          C.          Cancellations and Reschedules -

                        1)          Orders may not be canceled or rescheduled within thirty (30) days of acknowledged delivery.

                        2)          DISTRIBUTOR may, upon at least thirty (30) days prior written notice, reschedule the Acknowledged Shipment Date of, or cancel, any order.  Any such rescheduling or cancellation of deliveries shall be at no charge to DISTRIBUTOR.

          D.          Drop Shipments -

          Shipments to a DISTRIBUTOR customer will be made only if the quantity exceeds the last column pricing established by the MANUFACTURER.

          E.          Early Shipments -

          If any Products are delivered more than 2 weeks prior to their Acknowledged Shipment Date, DISTRIBUTOR shall have the right in its discretion to accept or reject any such delivery.  If MANUFACTURER is notified of DISTRIBUTOR’S intention to return any such delivery, it shall promptly issue a Return Material Authorization.  Notwithstanding the acceptance of such delivery or any other term or provision in this Agreement, DISTRIBUTOR shall not become obligated to pay any invoices submitted therefore until forty-five (45) days after the Acknowledged Shipment Date.

16.     TITLE AND RISK OF LOSS

          A.          The title, risk of loss and right of possession to any Product sold to the DISTRIBUTOR shall remain a part of MANUFACTURER until shipped F.O.B. Factory to DISTRIBUTOR.  The title, risk of loss and right of possession to any Product returned to MANUFACTURER by DISTRIBUTOR, which return is authorized by MANUFACTURER, shall remain in DISTRIBUTOR until received by MANUFACTURER at its plant, whereupon title and risk of loss shall pass to MANUFACTURER.

          B.          Until the purchase price and all other charges payable to MANUFACTURER hereunder have been received in full, MANUFACTURER hereby retains and DISTRIBUTOR hereby grants to MANUFACTURER a security interest in the Products delivered to DISTRIBUTOR and any proceeds there from.  DISTRIBUTOR agrees to promptly execute all documents reasonably requested by MANUFACTURER to perfect and protect such security interest.  In the event DISTRIBUTOR fails promptly to execute such documents, DISTRIBUTOR hereby appoints MANUFACTURER its attorney-in-fact for the sole purpose of executing such documents, which appointment shall be a power coupled with an interest and shall be irrevocable.

          C.          DISTRIBUTOR shall inspect all Products upon receipt thereof, and DISTRIBUTOR may reject any item that fails substantially to conform to the then current Product specifications.  To reject a Product, DISTRIBUTOR shall within five (5) working days of receipt of such Product notify MANUFACTURER in writing or by facsimile of its rejection and request a Return Material Authorization (R.M.A.) number.  Within ten (10) working days of receipt of the R.M.A. number, DISTRIBUTOR shall return the rejected Product to MANUFACTURER’S designated return facility, freight prepaid and properly insured, in its original shipping carton with the R.M.A number displayed on the outside of the carton.

          D.          If MANUFACTURER confirms the defect, MANUFACTURER shall, at MANUFACTURER’S option and expense, either repair or replace the Product.  MANUFACTURER shall reimburse DISTRIBUTOR for the shipping charges to return properly rejected Products and shall pay the shipping charges for the delivery of such repaired or replacement Products to DISTRIBUTOR; otherwise, DISTRIBUTOR shall be responsible for all shipping charges.

17.     NEW PRODUCT STOCKING

          A.          MANUFACTURER and DISTRIBUTOR shall agree on the appropriate initial minimum level of inventory of each Product to be stocked by DISTRIBUTOR.  Each new Product of MANUFACTURER shall also be subject to stocking at a mutually agreed initial minimum inventory level.  Non-periodic return within first year of slow or non-moving recommended inventory is available to DISTRIBUTOR.

          B.          For the first twelve (12) months after appointment, a new DISTRIBUTOR will have the right to return an amount up to 50% of their initial stocking order with no restocking charge or offsetting order required.

          C.          Products in this section shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by DISTRIBUTOR.

18.     STOCK ROTATION APPLIES ONLY TO STANDARD PRODUCT BOUGHT AT STANDARD DISTRIBUTOR COST

          A.          Slow-moving inventory, as defined by DISTRIBUTOR, may be returned for a credit up to a value of five (5) percent of the prior 6-month purchases, with approval of MANUFACTURER and subject to the following conditions:

                        1)          Product shall be returned freight pre-paid at the DISTRIBUTOR’S expense within 30 days of authorization by MANUFACTURER.

                        2)          The period for stock rotations will be twice every twelve (12) months and will be allowed only within MANUFACTURER’S Fiscal Month of February and MANUFACTURER’S Fiscal Month of August in accordance with the MANUFACTURER’S annual calendar.

                        3)          An offsetting purchase order for an equal dollar month must accompany the request for the return.  The requested delivery schedule of the offsetting purchase order must be within 60 days of the order placement and is non-cancelable.

                        4)          All Products returned must be in the original condition as shipped by MANUFACTURER.

          B.          DISTRIBUTOR may apply to MANUFACTURER for authorization to return that portion of its inventory in an amount not exceeding five (5) percent of Net Total Dollar Purchases of MANUFACTURER Products by DISTRIBUTOR during the immediately preceding six (6) month period.  Credit issued for such returned Products will be based upon the price paid by DISTRIBUTOR less any prior credits granted by MANUFACTURER on the returned Product.

19.     NEW PRODUCT

          MANUFACTURER will give DISTRIBUTOR at least thirty (30) days prior notice of the introduction of any new Products that preclude or materially limit DISTRIBUTOR from selling like Products in its inventory and shall work with DISTRIBUTOR to move the effected inventory through resale for ninety (90) days.  If, after the above efforts, effected Product still remains in DISTRIBUTOR’S inventory, MANUFACTURER agrees to replace it with the new products within one hundred twenty (120) days of the official public announcement of such new products or MANUFACTURER’S first shipment of the New Product, whichever occurs first.

20.     DISCONTINUANCE AND OBSOLESCENCE

          A.          MANUFACTURER reserves the right to discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any or all of the Products covered by this Agreement upon at least thirty (30) days prior written notice to DISTRIBUTOR.

          B.          DISTRIBUTOR may, within sixty (60) days following receipt of such notice, notify supplier in writing of its intention to return any or all discontinued or obsolete Products which remain in its inventory and shall receive a credit for such Products equal to the net price paid by DISTRIBUTOR, less any prior credits granted by MANUFACTURER on the returned product.  DISTRIBUTOR may make such returns from one or more stocking locations.  Products must be returned within 30 days of the date of DISTRIBUTOR’S receipt of MANUFACTURER’S Return Material Authorization.

          C.          MANUFACTURER shall pay all freight and shipping charges in connection with any such returns for discontinuance or obsolescence.  DISTRIBUTOR shall not count returns of Products under this section as “stock rotation” for purposes of computing the amount of Products returnable.

21.     MODIFICATION OF PRODUCTS

          A.          MANUFACTURER shall give DISTRIBUTOR at least ninety (90) days prior written notice of all engineering modifications that will affect Products in DISTRIBUTOR’S inventory if such changes affect form, fit, or function.  If these modifications preclude or materially limit DISTRIBUTOR’S inventory from selling once the engineering modifications are implemented.  MANUFACTURER will work with DISTRIBUTOR to move the affected inventory through resale or repurchase for ninety (90) days.  If after the above efforts, affected Product still remains in DISTRIBUTOR’S inventory, MANUFACTURER agrees to replace it with upgraded Products within one hundred twenty (120) days of the official public announcement of such modification or MANUFACTURERS first shipment of the modified Product, whichever occurs first.

          B.          MANUFACTURER shall pay all freight and shipping charges in connection with any such return or replacements.  DISTRIBUTOR shall not count returns of Products under this section as “stock rotation” for purposes of computing the amount of Products returnable.

22.     RETURN MATERIAL AUTHORIZATION

          A.          All authorized returns shall be shipped to MANUFACTURER’S domestic facility, and must display the appropriate MANUFACTURER Return Material Authorization number on containers in which the returned Product is shipped.

          B.          Unauthorized returns will be reshipped to DISTRIBUTOR Freight Collect.

          C.          Upon final approval by MANUFACTURER of credit for any returned Product, such credit shall be computed on the basis of the price paid by DISTRIBUTOR, less any prior credits granted by MANUFACTURER.

23.     WARRANTY

          A.          The “Warranty Term” for a particular Product is twelve (12) months from the date of DISTRIBUTOR’S delivery of such Product F.O.B. to the end customer.

          B.          MANUFACTURER shall warrant each Product against defects in material and workmanship under normal use and service during the Product’s Warranty Term. Provided that MANUFACTURER has received a request in writing or by facsimile authorization for warranty service not later than thirty (30) days after the expiration of the Warranty Term, MANUFACTURER shall repair or replace any defective Product, or issue a credit or refund, based on the purchase price paid.  MANUFACTURER shall have the right to elect which of the foregoing options it wishes to invoke.  MANUFACTURER shall pay, or refund the amount of, shipping charges for any defective Products returned under this section.

          C.          The express warranties set forth in this Section 23 specifically exclude and do not apply to defects to a Product:  (a) caused through no fault of MANUFACTURER during shipment to or from DISTRIBUTOR; (b) caused by the use or operation of Products in an application or environment other than that specified by MANUFACTURER; (c) caused by modifications or alterations made to the Products by DISTRIBUTOR or any third party; (d) caused by maintenance performed on the Products by DISTRIBUTOR or any third party; or (e) which are the result of the Products being subjected to unusual physical or electrical stress.

          D.           EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, MANUFACTURER MAKES AND DISTRIBUTOR RECEIVES NO WARRANTIES OR CONDITIONS ON THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH DISTRIBUTOR.  MANUFACTURER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  MANUFACTURER MAKES THE FOREGOING LIMITED WARRANTY SOLELY TO DISTRIBUTOR FOR DISTRIBUTOR’S SOLE BENEFIT.

          E.          DISTRIBUTOR shall not make any representation, promise guarantee or warranty, nor is authority given to assume to create obligations on behalf of MANUFACTURER.

          F.          In all warranty or quality returns, final approval by MANUFACTURER as to credit, or replacement shall depend upon inspection and/or testing of the returned Product by MANUFACTURER.  No credit or replacement will be given for returned Product that falls into one or more of the exclusions set forth in Section 23 and such Product will be returned to DISTRIBUTOR, Freight Collect.

24.     REPURCHASES

          By mutual agreement between MANUFACTURER and DISTRIBUTOR, and upon receipt of written request by MANUFACTURER, DISTRIBUTOR shall deliver F.O.B. point of origin such reasonable quantities of products out of DISTRIBUTOR’S inventory to such regular customers of MANUFACTURER with whom MANUFACTURER has an agreement as may be designated by MANUFACTURER and as are called for under orders issued by such customers.

25.     SPECIAL PURCHASES

          MANUFACTURER and DISTRIBUTOR may at any time during the term enter into separate agreements for the special purchase of other Products including non-standard Products and Products in greater quantities than those set forth in MANUFACTURER’S then current Published Price List, and such agreements shall be subject to all terms and conditions hereof.

26.     RESTRICTION ON RECRUITMENT OF EMPLOYEES

          MANUFACTURER and DISTRIBUTOR agree not to solicit for employment the employees of the other party, and shall reject any requests for employment made any employees of the other party and will refuse employment to all such employees of the other party, as long as this provision does not violate the provisions of any law which either party is subject to.  The terms of this provision shall remain in effect for the length of this Agreement and shall survive the termination of this Agreement for an additional one (1) year.

27.     NOTICES

          All notices, except for termination, shall be sent by mail, postage pre-paid to MANUFACTURER and DISTRIBUTOR to the addresses stated at the outset of this Agreement, or such other places as either party may designate in writing.  Notification of Termination must be sent by Registered Mail.

28.     TERMINATION

          A.          MANUFACTURER or DISTRIBUTOR may at any time terminate this Agreement without cause and for its convenience by giving thirty (30) days prior written notice to the other, via Registered Mail.  Both MANUFACTURER and DISTRIBUTOR represent that they have considered the making of expenditures in preparing to perform under this Agreement, as well as the possible losses, which might result in the event of any termination of the Agreement.  Both parties acknowledge that neither party shall in anyway be liable to the other for any loss, expense or damage, including special, consequential, or incidental damages, by reason of any termination of this Agreement.  Without limiting the foregoing, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of MANUFACTURER or DISTRIBUTOR.

          B.          This Agreement shall also terminate, immediately upon notice by MANUFACTURER:

                        1)          In the event that any legislation or exchange controls then in effect under applicable law preclude DISTRIBUTOR from making payments to MANUFACTURER in United States currency for a period of sixty (60) days; provided, however, that termination under this subsection shall not relieve DISTRIBUTOR of its payment obligations under this Agreement; or

                        2)          Upon the enactment of any law, decree, or regulation by the government of the Territory which would impair or restrict (A) the right of MANUFACTURER to terminate or elect not to renew this Agreement as herein provided, (B) MANUFACTURER’S right, title, or interest in the Products or the intellectual property rights therein, (C) MANUFACTURER’S rights to receive the payments under this Agreement, or (D) MANUFACTURER’S or DISTRIBUTOR’S ability to market, sell, or distribute the Products in the Territory.

                         3)          In the event that DISTRIBUTOR is in material breach of its obligations under this Agreement and fails to cure such breach within thirty (30) days after written notice, or DISTRIBUTOR makes a general assignment for the benefit of its creditors, appoints or has appointed a receiver, trustee in bankruptcy or similar officer to take charge of all or part of its property, files or has filed against it a petition in bankruptcy, and/or is adjudged to be insolvent or bankrupt.

DISTRIBUTOR agrees to give MANUFACTURER prompt written notice of any law, decree, or regulation covered by Section 28.B.

          C.          Upon termination of this Agreement, DISTRIBUTOR shall make such disposition of price lists, advertising matter and other materials furnished by MANUFACTURER as MANUFACTURER may direct.  MANUFACTURER’S name, MANUFACTURER’S Trademarks, and similar identifying symbols shall not be displayed or used by DISTRIBUTOR thereafter.

          D.          In the event of any termination, MANUFACTURER shall, if requested to do so by DISTRIBUTOR, honor any open DISTRIBUTOR purchase order outstanding as of the date of notice of termination for delivery during a period of up to 90 days after the effective date of termination.  Notwithstanding anything herein to the contrary, in the event that DISTRIBUTOR retains by statute the right to distribute Products in the Territory to any customer or in any country after expiration or termination of this Agreement, then the terms and conditions of this Agreement shall remain in effect as to such customers or countries, as the case may be, until such activities cease.

          E.          Upon termination of this Agreement for whatever reason, such termination shall be without prejudice to any remedy of either party for the recovery of any money due under this Agreement.

          F.          In the event of termination of this Agreement by MANUFACTURER, DISTRIBUTOR agrees to sell and MANUFACTURER agrees to purchase DISTRIBUTOR’S inventory of Products that are unaltered in any manner from the original form and design, subject to test, inspection and acceptance by MANUFACTURER.  The price to be paid by MANUFACTURER for such inventory shall be the price the DISTRIBUTOR purchased the inventory for, less any prior credits granted by MANUFACTURER.  MANUFACTURER shall pay all freight and shipping charges in connection with such repurchase.

          G.          In the event of termination of the agreement by DISTRIBUTOR, MANUFACTURER agrees to repurchase all inventories of DISTRIBUTOR at the price the products were purchased from MANUFACTURER, less any prior credits granted by MANUFACTURER.  DISTRIBUTOR agrees to ship such inventory F.O.B. MANUFACTURERS domestic facility.

          H.          Monies for repurchased inventory will be paid by MANUFACTURER to DISTRIBUTOR within thirty (30) days of receipt of said inventory.  The credit will be computed using the price paid by DISTRIBUTOR, less any prior credit granted by MANUFACTURER.

          I.          The provisions of Sections 5C, 5F, 5I, 7, 8, 23, 27, 28, 29, 30 and 35 shall survive termination of this Agreement for any reason.

29.     INDEMNIFICATION

          A.          DISTRIBUTOR agrees to indemnify, defend, and hold MANUFACTURER and its directors, officers, employees, and agents harmless from, and against any and all claims (including those for personal injury or death) and liabilities (including attorneys’ and other professional fees and other costs of litigation) arising out of or attributable to the marketing, distribution, or sale of Products, where and to the extent any associated liability for such liability is alleged to have been caused by the negligence, willful misconduct or other fault of DISTRIBUTOR, or its employees or agents and/or any breach of this Agreement by DISTRIBUTOR.

          B.          DISTRIBUTOR agrees that MANUFACTURER has the right to defend, or at its option to settle, and MANUFACTURER agrees, at its own expense, to defend or at its option to settle, any claim, suit or proceeding brought against DISTRIBUTOR or its customer on the issue of infringement or misappropriation of any third party patent, maskwork right, trade secret, copyright or trademark, each of the foregoing in the Territory, by Products distributed by DISTRIBUTOR in the manner permitted in this Agreement, subject to the limitations hereinafter set forth.  MANUFACTURER shall have sole control of any such action or settlement negotiations, and MANUFACTURER agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against DISTRIBUTOR or its customer on such issue in any such suit or proceeding defended by MANUFACTURER.

DISTRIBUTOR agrees that MANUFACTURER at its sole option shall be relieved of the foregoing obligations unless DISTRIBUTOR or its customer notifies MANUFACTURER promptly in writing of such claim, suit or proceeding and gives MANUFACTURER authority to proceed as contemplated herein, and, at MANUFACTURER’S expense, gives MANUFACTURER proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.  If the Products, or any part thereof, are, or in the opinion of MANUFACTURER may become, the subject of any claim, suit or proceeding for infringement of any patent, copyright or trademark, or if it is adjudicatively determined that the Products, or any part thereof, infringe any copyright or trademark, or if the distribution or use of the Products, or any part thereof, is, as a result, enjoined, then MANUFACTURER may, at its option and expense:  (i) procure for DISTRIBUTOR and its customers the right under such patent, copyright or trademark to distribute or use, as appropriate, the Products or such part thereof; (ii) replace the Products, or part thereof, with other suitable Products or parts; (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, is prevented by injunction or if the foregoing alternatives cannot be accomplished on a commercially reasonable basis, require DISTRIBUTOR to return all of the Products in inventory and refund the aggregate payments paid therefore by DISTRIBUTOR.  MANUFACTURER shall not be liable for any costs or expenses incurred without its prior written authorization.

          C.          Notwithstanding the provisions of Section 29.B., MANUFACTURER assumes no liability for (i) any infringement claims with respect to any product in or with which any of the Products may be used but not covering the Products standing alone; (ii) any trademark infringement involving any marking or branding not applied by MANUFACTURER or involving any marking or branding applied at the request of DISTRIBUTOR;  (iii) the modification of the Products, or any part thereof, unless such modification is made by MANUFACTURER;  or (iv) infringement resulting from DISTRIBUTOR’S distribution of Products after a recall as specified in Section 29.B. (iv) above, which distribution shall be a breach of this Agreement and result in the indemnification used for this Section 28.A.

          D.          THE FOREGOING PROVISIONS OF THIS SECTION 29 STATE THE ENTIRE LIABILITY AND OBLIGATION OF MANUFACTURER AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR AND ITS CUSTOMERS WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS, OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS.

30.     CONFIDENTIAL INFORMATION

          DISTRIBUTOR acknowledges that by reason of its relationship with MANUFACTURER hereunder it will have access to certain confidential and proprietary information and materials concerning the Products and MANUFACTURER, including without limitation MANUFACTURER’S business, plans, customers and technology that are confidential and of substantial value to MANUFACTURER, which value would be impaired if such information were disclosed to third parties.  DISTRIBUTOR agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information disclosed by MANUFACTURER.

DISTRIBUTOR shall take every reasonable precaution to protect the confidentiality of such information, including, at the request of MANUFACTURER, the entry by DISTRIBUTOR’S agents and employees into confidentiality agreements in a form approved by MANUFACTURER, prohibiting any disclosure to third parties of confidential information provided by MANUFACTURER.  DISTRIBUTOR shall not publish any technical description of any Product or other confidential information of MANUFACTURER beyond the description published by MANUFACTURER.  In the event of termination of this Agreement, DISTRIBUTOR agrees that there shall be no use or disclosure by DISTRIBUTOR, its agents, or employees of any confidential information of MANUFACTURER, and DISTRIBUTOR shall not manufacture or have manufactured any products utilizing any of MANUFACTURER’S confidential information. Upon such termination, DISTRIBUTOR shall deliver to MANUFACTURER all copies within its possession or within its control of customer lists, catalogues, specifications, proposals, quotations, price lists, contracts and all other documents and data relating to the Products or the conduct of MANUFACTURER’S business.

31.     FORCE MAJEURE

          Nonperformance under this Agreement shall be excused, and neither party shall be liable for any loss, damage, penalty or expense, to the extent that such performance is rendered impossible or delayed by fire, flood, acts of God or the public enemy, acts of the Government, labor difficulties, riot, inability to obtain materials or any other cause where the failure to perform or delay is beyond the reasonable control of the non-performing party and without the negligence of such party.

32.     INVALIDITY OF PROVISIONS

          In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited.  Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

33.     ASSIGNMENT

          Neither party shall have the right to assign this Agreement or any rights hereunder without the prior written consent of the other.  For purposes hereof, the term “assign” shall include, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

34.     AUTHORITY

          Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement, and that there are no other outstanding agreements or obligations inconsistent with the terms and provisions between the parties.

35.     GENERAL

          A.          This Agreement supersedes and cancels all prior Agreements between the parties, written, oral or implied; except that it shall not relieve either party from the payment of any debit owed the other party under any prior Agreement there between.

          B.          No modification, change or amendment to neither this Agreement, nor any waiver of any rights in respect hereto, shall be effective unless in writing signed by the parties.

          C.          In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

          D.          This Agreement is made under and shall be construed by the laws of the State of California, U.S.A., without reference to provisions of conflicts of laws.  If a court of competent jurisdiction deems any provision unenforceable, such provision shall be severable and the remaining provisions shall continue in full force and effect. The parties expressly disclaim the application of the United Nations Convention on the International Sale of Goods.  Each party consents to the jurisdiction of the state courts and federal courts in the Northern District of California, U.S.A., which courts shall have the exclusive jurisdiction and venue to resolve any dispute arising out of this Agreement.  Each party hereto agrees and consents to service of process by registered mail to the address listed in this Agreement.

          E.          This Agreement shall be made in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto.  All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

IN WITNESS WHEREOF, THE PARTIES HERETO BY THEIR DULY AUTHORIZED REPRESENTATIVES HEREBY EXECUTE THIS AGREEMENT

MICRO LINEAR CORPORATION		Clavis, a division of Macnica, Inc.

By:	/s/ David Neubauer	By:	/s/ Ryuji Tezuka

Name:	David Neubauer	Name:	Ryuji Tezuka

Title:	V.P., Strategic Sales	Title:	Company President

Date:	December 10, 2004	Date:	December 2, 2004